Exhibit 23.J







INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 33-53800 of The Chesapeake Core Growth Fund and The Chesapeake Growth Fund (each a series of Gardner Lewis Investment Trust) of our reports dated November 28, 2001, included in the Annual Reports for the period ended October 31, 2001, and to the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.



/s/ Deloitte & Touche LLP

New York, New York
February 28, 2002